Exhibit 99.2

Adopted:    , 2008

AMENDED AND RESTATED

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

OF

GHL ACQUISITION CORP.

The responsibilities and powers of the Governance and Nominating Committee of the Board of Directors (the “Board”) of GHL Acquisition Corp. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Governance and Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

As set forth herein, the Governance and Nominating Committee shall, among other things, identify individuals qualified to become Board members, and recommend to the Board director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; recommend directors for appointment to Board committees; make recommendations to the Board as to determinations of director independence; oversee the evaluation of the Board; and develop and recommend to the Board the corporate governance guidelines for the Company and oversee compliance with such guidelines.

II. MEMBERSHIP

The Governance and Nominating Committee shall consist of at least three members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the requirements of applicable law and the rules of the American Stock Exchange, as determined by the Board (subject to any compliance grace periods permitted by the national securities exchange on which the Company’s securities are listed).

The Board shall elect the members of the Governance and Nominating Committee at the first Board meeting practicable following the Company’s annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chairman of the Governance and Nominating Committee is elected by the Board or by a majority of the members of the Governance and Nominating Committee, no chairman of the Governance and Nominating Committee shall be designated.

A Governance and Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Governance and Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less than once a year. Meetings of the Governance and Nominating Committee shall be called by a majority of the members of the Governance and Nominating Committee upon such notice as is provided for in the Company’s bylaws with respect to meetings of the Board. A majority of the Governance and Nominating Committee members shall constitute a quorum. Actions of the Governance and Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Governance and Nominating Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Governance and Nominating Committee. At the discretion of the Chairperson of the Governance and Nominating Committee, but at least once a year for all or a portion of a meeting, the members of the Governance and Nominating Committee shall meet in executive session, without any members of management of the Company present. The Governance and Nominating Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Governance and Nominating Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Governance and Nominating Committee. At each meeting, a majority of the members of the Governance and Nominating Committee shall appoint as secretary a person who may, but need not, be a member of the Governance and Nominating Committee. A certificate of the secretary of the Governance and Nominating Committee or minutes of a meeting of the Governance and Nominating Committee executed by the secretary setting forth the names of the members of the Governance and Nominating Committee present at the meeting or actions taken by the Governance and Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Governance and Nominating Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

Board/Committee Nominees

•	The Committee shall oversee searches for and identify qualified individuals for membership on the Board.
•

The Committee shall recommend to the Board criteria for Board and Board committee membership, including as to director independence, and shall recommend individuals for membership on the Company’s Board and its committees. In making its recommendations for Board and committee membership, the Committee shall:

•

review candidates’ qualifications for membership on the Board or a committee of the Board (including making a specific determination as to the independence of each candidate) based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or American Stock Exchange rules for Audit Committee membership purposes);

•	in evaluating current directors for re-nomination to the Board or re-appointment to any Board committees, assess the performance of such directors;
•

periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience;

•	consider rotation of committee members and committee Chairmen; and
•	consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the Committee or the Board.

Evaluating the Board and Its Committees

•

At least annually, the Committee shall lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively. The Committee shall oversee the evaluation process and report on such process and the results of the evaluations, including any recommendations for proposed changes, to the Board.

•	At least annually, the Committee shall review the evaluations prepared by each Board committee of such committee’s performance and consider any recommendations for proposed changes to the Board.
•	The Committee shall periodically review the size and responsibilities of the Board and its committees and recommend any proposed changes to the Board.

Corporate Governance Matters

•

The Committee shall develop and recommend to the Board the corporate governance guidelines. At least annually, the Committee shall review and reassess the adequacy of such corporate governance guidelines and recommend any proposed changes to the Board.

•	The Committee shall be responsible for any tasks assigned to it in the Company’s corporate governance guidelines.
•

The Committee shall oversee compliance with the Company’s corporate governance guidelines and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Company’s corporate governance guidelines for the Company’s directors, executive officers and other senior financial officers, and shall make a recommendation to the Board with respect to such request for a waiver.

•	The Committee shall review potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

Reporting to the Board

•

The Committee shall report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board performance, corporate governance or any other matters that the Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Committee shall evaluate its own performance and report to the Board on such evaluation.
•	The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

V. REPORTING

The Governance and Nominating Committee shall prepare a statement each year concerning its compliance with this Charter for inclusion in the Company’s proxy statement.

GHL ACQUISITION CORP.

Board of Director Candidate Guidelines

The Governance and Nominating Committee of GHL Acquisition Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Company’s Board of Directors (“Board”) with the goal of creating a balance of knowledge and experience on the Board. Nominations to the Board may also be submitted to the Governance and Nominating Committee by the Company’s stockholders in accordance with the Company’s policy for stockholder nominations of Board candidates, a copy of which is attached hereto. Candidates will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Governance and Nominating Committee will consider and evaluate each candidate for election to the Board based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.
•	Whether the candidate is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with the image and reputation of the Company.
•

Whether the candidate has the ability to read and understand basic financial statements. The Governance and Nominating Committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”).

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.
•	Whether the candidate has knowledge of the Company and issues affecting the Company.
•	Whether the candidate is committed to enhancing stockholder value.
•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.
•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.
•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.
•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.
•	Whether the candidate is able to suggest business opportunities to the Company.

GHL ACQUISITION CORP.

Policy for Stockholder Nominations of Board Candidates

Stockholders who wish to recommend to the Governance and Nominating Committee a candidate for election to the Board should send their letters to GHL Acquisition Corp., 300 Park Avenue, 23rd Floor, New York, NY 10022, Attention: Governance and Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Governance and Nominating Committee. Stockholders must follow certain procedures to recommend to the Governance and Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Governance and Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of the IPO, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation no later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the annual meeting of stockholders was first made or sent by the Corporation. The stockholder giving the notice must provide the name and record address of the stockholder and the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder.

The recommendation must contain the following information about the candidate:

•	Name;
•	Age;
•	Business and current residence addresses, as well as residence addresses for the past twenty (20) years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past ten (10) years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of the Company, if elected.